================================================================================



                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                 August 27, 1997
                -----------------------------------------------
                Date of Report (Date of earliest event reported)



                            THE FORTRESS GROUP, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                      0-28024              54-1774997
---------------------------------      ------------       -------------------
 (State or other jurisdiction          (Commission           (IRS Employer
of incorporation or organization)       File No.)         Identification No.)



                 1650 Tysons Blvd, Suite 600, McLean, VA 22102
              ----------------------------------------------------
             (Address of principal executive offices and zip code)


                                 (703) 442-4545
               --------------------------------------------------
              (Registrant's telephone number, including area code)


================================================================================

The undersigned registrant, in order to provide the financial statements required to be included in the Current Report on Form 8-K dated August 27, 1997 in connection with the acquisition of the stock of Don Galloway Homes, Inc. and related interests, hereby amends the following item, or other portions of such Current Report of Form 8-K set forth in the pages attached hereto.

Item 7.   Financial Statements and Exhibits.

The financial statements and information in the following table of contents and attached hereto are hereby filed with the Commission in accordance with the above-referenced item.

(a) Financial Statements of Business Acquired. The following financial statements of the acquired business, Don Galloway Homes, Inc. and related interests, are submitted herewith on the indicated pages.



     Report of Independent Accountants                                                             4
     Combined Balance Sheets as of December 31, 1996, June 30, 1997 (unaudited)
     and June 30, 1996 (unaudited)                                                                 5
     Combined Statements of Operations for the Year Ended December 31, 1996 and
     the Six Months Ended June 30, 1997 (unaudited) and 1996 (unaudited)                           6
     Combined Statements of Changes in Stockholder's and Members' Equity as of
     December 31, 1996 and June 30, 1997 (unaudited)                                               7
     Combined Statements of Cash Flows for the Year Ended December 31, 1996 and
     the Six Months Ended June 30, 1997 (unaudited) and 1996 (unaudited)                           8
     Notes to Combined Financial Statements                                                        9

(b) Pro Forma Financial Data. The following unaudited pro forma combined financial information of The Fortress Group, Inc. and Don Galloway Homes,
     Inc. and related interests are submitted herewith on the indicated pages.

     Introduction to Pro Forma Financial Data                                                     16
     Pro Forma Consolidating Statement of Operations for the Year Ended December
     31, 1996 (unaudited)                                                                         17
     Pro Forma Consolidating Statement of Operations for the Nine Months Ended
     September 30, 1997 (unaudited)                                                               18
     Notes to Pro Forma Consolidating Financial Data                                              19


     Item 7.  Financial Statements and Exhibits.

          (a)  Financial Statements of Business Acquired.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Stockholder and Members of
Don Galloway Homes, Inc. and Affiliates


In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in stockholder's and members' equity and of cash flows present fairly, in all material respects, the financial position of Don Galloway Homes, Inc. and Affiliates at December 31, 1996, and the results of their operations and their cash flows for the year, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
------------------------
Charlotte, North Carolina


October 10, 1997
                                        4

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                             COMBINED BALANCE SHEETS


                         Assets                               December        June 30,        June 30,
                                                              31, 1996          1997            1996
                                                            ------------    ------------    -------------
                                                                            (unaudited)      (unaudited)

Cash and cash equivalents................................    $ 1,897,431     $  1,503,946    $  1,011,122
Accounts receivable......................................        457,669        1,497,698          34,452
Due from related party...................................        112,812                -         206,818
Real estate inventories..................................     20,345,162       22,504,722      20,101,301
Prepaid assets...........................................         27,149           21,012          38,659
Equipment and furniture, net of accumulated depreciation
 of  $225,801, $198,011 and $223,252, respectively.......        108,940          222,533          75,770
Other assets.............................................        457,996          745,578         436,475
                                                             -----------     ------------    ------------
                                                             $23,407,159     $ 26,495,489    $ 21,904,597
                                                             -----------     ------------    ------------

    Liabilities and Stockholder's and Members' Equity

Accounts payable and accrued construction liabilities....    $ 3,449,074     $  3,326,940    $  2,557,434
Notes payable............................................     13,406,064       16,908,904      15,117,705
Customer deposits........................................        607,735          631,813         548,309
Other accrued expenses...................................        474,773          351,037         377,036
                                                             -----------     ------------    ------------
         Total liabilities...............................     17,937,646       21,218,694      18,600,484
                                                             -----------     ------------    ------------

Stockholder's and members' equity:
   Common stock..........................................         21,807           23,807          21,807
   Paid-in capital.......................................          4,500            2,500           4,500
   Retained earnings.....................................      5,443,206        5,250,488       3,277,806
                                                             -----------     ------------    ------------
         Total stockholder's and members' equity.........      5,469,513        5,276,795       3,304,113
                                                             -----------     ------------    ------------
                                                             $23,407,159     $ 26,495,489    $ 21,904,597
                                                             ===========     ============    ============


   The accompanying notes are an integral part of these financial statements.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF OPERATIONS




                                                             Year ended     For the six      For the six
                                                            December 31,    months ended     months ended
                                                                1996        June 30, 1997    June 30, 1996
                                                            ------------    -------------   --------------
                                                                             (unaudited)     (unaudited)
Sales...............................................        $ 57,123,396    $ 33,917,201    $ 25,804,154

Cost of sales.......................................          46,205,095      26,322,598      21,029,441
                                                            ------------    ------------    ------------
Gross profit........................................          10,918,301       7,594,603       4,774,713

Operating expense:
   General and administrative expenses..............           2,059,347       1,269,767       1,034,344
   Marketing and selling expenses...................           3,460,950       1,876,673       1,587,924
                                                            ------------    ------------    ------------
         Total operating expense....................           5,520,297       3,146,440       2,622,268

Other income/(expense):
   Interest income/(expense)........................            (553,213)       (221,555)       (293,497)
   Other income/(expense)...........................             153,752         105,674          24,318
                                                            ------------    ------------    ------------
               Total other income/(expense).........            (399,461)       (115,881)       (269,179)
                                                            ============    ============    ============

Net income..........................................        $  4,998,543    $  4,332,282    $  1,883,266
                                                            ============    ============    ============

Unaudited pro forma net income (Note 10)............        $  3,099,097
                                                            ============


   The accompanying notes are an integral part of these financial statements.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

       COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S AND MEMBERS' EQUITY



                                                        Common     Paid-in       Retained
                                                         Stock     Capital       Earnings          Total
                                                       --------    -------      -----------      ---------
Balance, December 31, 1995........................     $ 21,807    $ 3,500      $ 2,945,411      2,970,718

Contributions of capital..........................                   1,000               --          1,000

Distributions to stockholder/members..............           --         --       (2,500,748)    (2,500,748)

Net income........................................           --         --        4,998,543      4,998,543
                                                       --------    -------      -----------      ---------
Balance, December 31, 1996........................       21,807      4,500        5,443,206      5,469,513

(Unaudited)

Distributions to stockholder/members..............           --         --       (4,525,000)    (4,525,000)

Transfer of paid-in capital of Don
  Galloway Homes of North Carolina,
  LLC and Don Galloway Homes of
  South Carolina, LLC to members...................          --     (2,000)              --         (2,000)

Issuance of 1,000 shares of Common
  Stock, $1.00 par and value, of Don
  Galloway Homes of North Carolina,
  Inc. and Don Galloway Homes of
  South Carolina, Inc., respectively..............        2,000         --                --         2,000

Net income........................................           --         --         4,332,282     4,332,282
                                                       --------    -------        ----------    ----------

Balance, June 30, 1997............................     $ 23,807    $ 2,500        $5,250,488    $5,276,795
                                                       --------    -------        ----------    ----------


   The accompanying notes are an integral part of these financial statements.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOWS



                                                               Year ended      For the six     For the six
                                                               December 31,    months ended    months ended
                                                                  1996        June 30, 1997   June 30, 1996
                                                               ------------   -------------   -------------
                                                                               (unaudited)     (unaudited)
Cash flows from operating activities
   Net income................................................  $  4,998,543     $ 4,332,282     $1,883,265
   Adjustments to reconcile net income to net cash
   provided by
    operating activities:
     Depreciation and amortization expense...................        33,215          24,938         16,180
     Gain on sale of equipment and furniture.................        (9,133)         (5,877)        (9,240)
     Changes in operating assets and liabilities:
       Decrease (increase) in:
         Due from related party..............................        38,376         112,812        (55,630)
         Accounts receivable.................................      (452,746)     (1,040,029)       (29,529)
         Real estate inventories.............................      (825,543)     (2,159,559)      (581,682)
         Prepaid and other assets............................      (126,769)       (281,445)      (116,757)
       Increase (decrease) in:
         Accounts payable and accrued
           construction liabilities..........................     1,585,024        (122,134)       693,384
         Other accrued expenses..............................        98,254        (123,736)           517
         Customer deposits...................................       237,719          24,078        178,293
                                                               ------------     -----------     ----------
         Net cash provided by operating activities...........     5,576,940         761,330      1,978,801
                                                               ------------     -----------     ----------

Cash flows from investing activities
   Proceeds from sale of equipment and furniture.............        11,585          10,500         11,585
   Purchases of equipment and furniture......................       (63,779)       (143,155)        (6,156)
                                                               ------------     -----------     ----------
         Net cash used in investing activities...............  $    (52,194)    $  (132,655)    $    5,429
                                                               ------------     -----------     ----------

Cash flows from financing activities
   Borrowings under notes payable............................    37,902,393      25,957,030     17,184,385
   Repayments of notes payable...............................   (39,540,292)    (22,454,190)   (17,268,077)
   Distributions to shareholder/members......................    (2,400,000)     (4,525,000)    (1,300,000)
                                                               ------------     -----------   ------------
         Net cash used in financing activities...............    (4,037,899)     (1,022,160)    (1,383,692)
                                                               ------------     -----------   -----------

   Increase (decrease) in cash and cash equivalents..........     1,486,847        (393,485)       600,538

   Cash and cash equivalents, beginning of year..............       410,584       1,897,431        410,584
                                                               ------------     -----------   ------------

   Cash and cash equivalents, end of year....................  $  1,897,431     $ 1,503,946   $  1,011,122
                                                               ------------     -----------   ------------

   The accompanying notes are an integral part of these financial statements.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS




1.   Business and Organization

   General

      The accompanying combined financial statements consist of the accounts of Don Galloway Homes, Inc. combined with those of Don Galloway Homes of North Carolina, Inc. (formerly Don Galloway Homes of North Carolina, LLC), Don Galloway Homes of South Carolina, Inc. (formerly Don Galloway Homes of South Carolina, LLC), Don Galloway Land, LLC and Thornblade, LLC (collectively referred to as the "Company"). These entities are related through common ownership and management. See Note 2 for additional discussion.

      The Company is engaged primarily in the construction and sale of single-family residential property in North Carolina and South Carolina. The Company designs, builds, and sells single-family houses on finished lots, which it purchases ready for home construction or which it develops. The Company also purchases undeveloped land to develop finished lots for future construction of single-family houses.

      Effective August 1, 1997, the Company and its stockholder entered into a definitive agreement with The Fortress Group, Inc. ("Fortress") pursuant to which the Company was acquired by Fortress (the "Acquisition"). All outstanding shares of the Company were exchanged for cash and shares of Fortress' Preferred stock.

2.   Summary of Significant Accounting Policies:

   Principles of Combination

      The combined financial statements include the accounts of the entities described in Note 1. Don Galloway Homes, Inc. is owned by a sole stockholder (the "Stockholder"). Don Galloway Homes of North Carolina, Inc., Don Galloway Homes of South Carolina, Inc. are 100% owned by Don Galloway Homes, Inc. Thornblade, LLC is 99% owned by the Stockholder. Don Galloway Land, LLC is 99% owned by Galloway Limited Partnership, which is owned by outside parties, including the Stockholder. All significant intercompany accounts and transactions have been eliminated in combination.

   Estimates by Management

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

      Revenues from residential sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company's homes are generally sold in advance of their construction. The Company's standard sales contract generally requires the customer to make an earnest money deposit which is recognized as a liability until closing.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


   Real Estate Inventories and Cost of Sales

      All real estate inventories which are held for sale are carried at cost, which is less than fair value as measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Fair value is measured based on the application of discounting expected future cash flows of each of the Company's real estate developments. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest and real estate taxes, and model construction costs and related improvements. At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete, plus an allocation of the total estimated cost of land and land development, interest, real estate taxes and any other capitalizable common costs.

   Interest Capitalization

      Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with SFAS No. 34, "Capitalization of Interest Cost," and charged to cost of sales as revenue from residential sales is recognized. The interest and related debt issuance costs capitalized are based on the Company's outstanding borrowings associated with the acquisition, development and construction of the qualified real estate inventory. The amount of financing costs capitalized does not exceed those costs incurred for any year presented in the accompanying combined financial statements. Interest incurred and capitalized during the year was $1,526 and $879, respectively (in thousands).

   Equipment and Furniture

      Equipment and furniture are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to eight years. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations as incurred.

   Other Assets

      Other assets include deposits paid on options to purchase developed lots of approximately $453,000 as discussed in Note 9.

      Income Taxes

      As of December 31, 1996, Don Galloway Homes, Inc. was a Subchapter S corporation and the remaining affiliates, as discussed in Note 1, were limited liability corporations ("LLC") for income tax purposes. Accordingly, any income tax liabilities are the responsibility of the Company's Stockholder and members. In connection with a change in tax laws, Don Galloway Homes of North Carolina, LLC and Don Galloway Homes of South Carolina, LLC were liquidated effective January 1, 1997. All of the assets and liabilities of the entities were transferred to their members, who concurrently contributed the assets into two new Subchapter S Corporations, wholly-owned by Don Galloway Homes, Inc. The entities' Subchapter S corporation and LLC status terminated on consummation of the Merger as disclosed in Note 1. See Note 10 for information regarding the pro forma income tax disclosures.

                     DON GALLOWAY HOMES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS




   Cash and Equivalents

      For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

      Supplemental disclosures of cash flow information are as follows (in thousands):

                                                                   Year Ended
                                                               December 31, 1996
                                                               -----------------

     Cash paid for interest...............................         $  1,542

3.   Real Estate Inventories

     Real estate inventories are summarized as follows (in thousands):

                                                               December 31, 1996
                                                               -----------------

          Work-in-progress:
               Speculative homes.............................      $   5,493
               Sold homes under construction.................          8,632
                                                                       -----
                                                                      14,125
          Land:
               Finished lots.................................          2,499
               Land under development........................          2,006
                                                                       -----
                                                                       4,505
          Models    .........................................          1,715
                                                                       -----
                                                                   $  20,345
                                                                   =========

      Speculative homes and models include completed homes and homes under construction. Speculative construction represents homes which are not subject to a sales contract. Completed homes and work-in-progress include the allocation of land and development and other allocable costs.

4.   Equipment and Furniture

          During March 1996, the Company transferred its office building, in the form of non-cash distribution with a net book value of $400,748, to an affiliated entity controlled by the Stockholder.

          At December 31, 1996, furniture and equipment consisted of the following (in thousands):

                                                              December 31, 1996
                                                              -----------------

      Motor vehicles                                               $     110
      Equipment and furniture...............................             225
                                                                   ---------
                                                                         335
      Less:  Accumulated depreciation.......................            (226)
                                                                   ---------
                                                                   $     109
                                                                   =========

5.   Notes Payable

      Notes payable are summarized as follows (in thousands):

                                                               December 31, 1996
                                                               -----------------

     Project specific construction loans........................   $  12,083
     Conventional land acquisition and development loans........       1,323
                                                                   ---------
                                                                   $  13,406
                                                                   =========


      Project specific construction loans consist of land and construction loans primarily from financial institutions. These loans bear interest at annual rates ranging from 1/2% to 1% over prime (the prime rate was 8.5% at December 31, 1996). Principal payments are normally made at the time the sales of the related real estate properties are closed, whereas interest is paid monthly. The loan agreements include customary representations and covenants, including limitations on the maximum principal amount that can be outstanding at any time. Substantially all inventories are pledged as collateral for these loans, and substantially all of these loans are personally guaranteed by the Stockholder.

      At December 31, 1996, the Company has combined lines of credit available for borrowings up to approximately $30,750,000 with five financial institutions, of which approximately $7,879,000 was outstanding. The Company also has a facility with another lender for pre-approved borrowings of approximately $19,000,000, of which approximately $4,204,000 was outstanding at December 31, 1996. These lines expire at various dates through December 1997 and, in most cases, must be renewed annually.

      At December 31, 1996, the Company also has combined land acquisition and development loans for borrowings of up to approximately $2,968,000 with two financial institutions and two individuals, of which approximately $1,323,000 was outstanding. These loans expire at various dates through June 1999.

      Maturities of notes payable at December 31, 1996 in future periods are as follows (in thousands):

             Year Ending December 31,
                  1997......................       $ 13,147
                  1998......................            161
                  1999......................             98
                                                   --------
                                                   $ 13,406
                                                   ========

6.   Stockholder's Equity

At December 31, 1996, Don Galloway Homes, Inc. had 100,000 shares of common stock authorized at $1.00 par value, of which 21,807 were issued and outstanding. Also at December 31, 1996, Don Galloway Homes of North Carolina, LLC and Don Galloway Homes of South Carolina, LLC, each had contributed capital of $1,000, while Don Galloway Homes, Inc. had paid-in capital of $500. Effective January 1, 1997, all of the assets of Don Galloway Homes of North Carolina, LLC and Don Galloway Homes of South Carolina, LLC were transferred to their members, who concurrently contributed the assets into two new Subchapter S Corporations wholly-owned by Don Galloway, Homes, Inc. At June 30, 1997, Don Galloway Homes of North Carolina, Inc. and Don Galloway Homes of South Carolina, Inc. each had 1,000 shares of $1.00 par value common stock authorized, issued and outstanding. At December 31, 1996 and at June 30, 1997, Don Galloway Land, LLC and Thornblade, LLC each had contributed capital of $1,000.

7.   Related Party Transactions

          As discussed in Note 4, the Company transferred its office building to the Stockholder in March 1996 and began making monthly lease payments in April 1996 of $9,900 in accordance with a lease agreement entered between the parties, which expires March 31, 2001. Estimated future minimum lease payments under this lease are as follows for fiscal years ending December 31:


                   1997              $  118,800
                   1998                 118,800
                   1999                 118,800
                   2000                 118,800
                   2001                  29,700
                                     ----------
                                     $  504,900
                                     ==========


          The accompanying financial statements include certain amounts due from Galloway Land, Inc., an entity affiliated through common ownership. Amounts outstanding at December 31, 1996 were approximately $112,800, which primarily represents amounts paid on behalf of Galloway Land, Inc. by the Company. These amounts were repaid in early 1997.

8.   Employee Benefit Plans

      The Company maintains a profit sharing plan (the "Plan") for all eligible employees. Employees become eligible to participate after one year of service. Participants become 20% vested in the Plan after two years of service and are fully vested after six years. Annual contributions are made at the discretion of the Board of Directors. The Company made no contributions to the Plan in 1996.

      The Company also has a 401(k) plan which became effective in July 1993. The Company matches a percentage of participant contributions based on years of service of each participant. The Company contributed approximately $15,000 to the 401(k) plan in 1996.

9.  Commitments and Contingencies

      As of December 31, 1996, the Company had various options and commitments to purchase approximately 1,000 developed lots for approximately $23,275,000 during 1997 and beyond. Failure to meet these commitments and option dates could result in forfeitures of deposits and option fees of up to approximately $453,000 and possible voiding of the contracts with the sellers for future purchases at the specified contract prices. Under certain agreements, sellers may force the purchase of all lots under contract.

          The Company operates within an area that represents a geographic concentration of risk within the states of North Carolina and South Carolina. The Company's ability to make future sales and recover its costs included in development inventories is dependent upon the economic conditions within these areas. In management's opinion, this concentration represents a normal business risk.

      The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

10.   Unaudited Pro Forma Income Tax Information

      The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109 as if the Company had been a Subchapter C corporation subject to Federal and state income taxes for the year ended December 31, 1996 (in thousands).

                                                                    Year Ended
                                                                   December 31,
                                                                       1996
                                                                   ------------
Earnings before pro forma adjustment, per statement of income....    $  4,998
Provision for income taxes.......................................      (1,899)
                                                                     --------
Pro forma net income ............................................    $  3,099
                                                                     ========

(b)     Pro Forma Financial Data.

                            THE FORTRESS GROUP, INC.

                      PRO FORMA CONSOLIDATED FINANCIAL DATA


The Fortress Group, Inc. ("Fortress" or the "Company") was formed in June 1995 to create a national homebuilding company through the May 1996 initial public offering (Offering) and the simultaneous merger of four separate homebuilding companies ("Combined Predecessor Companies" or "Founding Builders"). The unaudited pro forma financial statements included herein reflect the merger of the Combined Predecessor Companies, the sale effective July 1, 1996 of the Genesee Custom Homes Division (Genesee Custom), the purchase on August 31, 1996 of Landmark Homes, Inc. (Landmark), the purchase on February 28, 1997 of D.W. Hutson Construction Company (Hutson), and the purchase effective August 1, 1997 of Don Galloway Homes, Inc. and related interests (collectively, "Galloway"). No balance sheet has been included as the items being adjusted for the pro forma information are reflected in the Company's actual Consolidated Balance Sheet at September 30, 1997.

The unaudited pro forma statements of operations present pro forma results from operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 as if the merger, the sale of Genesee Custom and the purchases of Landmark, Hutson, and Galloway had occurred on January 1, 1996. The pro forma adjustments reflect certain administrative costs of the Fortress corporate organization, the sale of Genesee Custom, amortization of goodwill and the increased provision for income taxes as if the Combined Predecessor Companies, Landmark, Hutson, and Galloway were combined and subject to the effective Federal statutory income tax rate throughout the period.

The pro forma financial statements of The Fortress Group, Inc. are unaudited and are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma financial data presented herein are not necessarily indicative of the results of Fortress would have attained had such events occurred at the beginning of the period, nor are they indicative of the future results of Fortress. The unaudited pro forma financial data and notes thereto should be read in conjunction with the Company's 1996 Annual Report on Form 10-K.



                            THE FORTRESS GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
               (Unaudited, in thousands, except per share amounts)


                                             Combined      Landmark
                                           Predecessors/  Homes, Inc.     D.W. Hutson     Don
                                           The Fortress  Jan. 1, 1996-   Construction   Galloway      Pro Forma
                                           Group, Inc.   Aug. 31, 1996     Company     Homes, Inc.   Adjustments     Pro Forma
                                           -----------   -------------   ------------  -----------   -----------     ---------
Revenue:
    Residential sales                        $ 265,705      $  18,062       $79,471        $57,123     $(4,964)(a)   $415,397
    Lot sales and other revenue                 10,768                          244                                    11,012
                                             ---------      ---------       -------        -------     --------        ------

        Total revenue                          276,473         18,062        79,715         57,123      (4,964)       426,409

Cost of sales                                  233,812         15,308        65,721         46,205      (4,928)(a)    356,118
                                             ---------      ---------       -------         ------      ------        -------

Gross profit                                    42,661          2,754        13,994         10,918         (36)        70,291

Operating expenses:
    Selling                                     16,216            168         4,421          2,059        (163)(a)     22,701
    General and administrative                  12,545          1,028         1,695          3,461        (121)(a)     20,373
                                                                                                           157 (b)
                                                                                                           644 (c)
                                                                                                           396 (d)
                                                                                                           568 (e)
                                             ---------      ---------       -------         ------      ------        -------
        Net operating income                    13,900          1,558         7,878          5,398      (1,517)        27,217
                                             ---------      ---------       -------         ------      ------        -------

Other expense (income):
    Interest                                       492             42           224            553                      1,311
    Minority interest                              181                                                     (98)(f)         83
    Other, net                                  (1,268)            (7)                        (154)                    (1,429)
                                              --------       --------       -------         ------      ------        -------

Income before provision for income taxes        14,495          1,523         7,654          4,999      (1,419)        27,252
Provision for income taxes                       5,013                                                     879 (g)     10,349
                                                                                                         2,773 (h)
                                                                                                         1,684 (i)
                                             ---------       --------       -------        -------     -------       --------
Net income                                   $   9,482       $  1,523       $ 7,654        $ 4,999     $(6,755)      $ 16,903
                                             =========       ========       =======        =======     =======       ========

Less cumulative preferred dividends                                                                                     1,514 (j)
                                                                                                                     --------
Net income available to common shareholders                                                                          $ 15,389
                                                                                                                     ========
Net income per share                                                                                                 $   1.31
                                                                                                                     ========

Weighted average shares outstanding                                                                                11,743,040 (k)
                                                                                                                   ==========



                  See Notes to Pro Forma Financial Statements.

                            THE FORTRESS GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
               (Unaudited, in thousands, except per share amounts)


                                                            D.W. Hutson              Don
                                                           Construction            Galloway
                                                             Company              Homes, Inc.
                                           The Fortress     January 1 -           January 1 -        Pro Forma
                                           Group, Inc.   February 28, 1997       July 31, 1997      Adjustments      Pro Forma
                                           -----------   -----------------       -------------      -----------      ---------
Revenue:
    Residential sales                       $ 289,394       $ 9,992                $  39,507                        $338,893
    Lot sales and other revenue                 4,015                                                                  4,015
                                            ---------       -------                ---------          -------       --------

        Total revenue                         293,409         9,992                   39,507                         342,908

Cost of sales                                 249,173         8,486                   30,891                         288,550
                                            ---------       -------                ---------          -------        -------

Gross profit                                   44,236         1,506                    8,616                          54,358

Operating expenses:
    Selling                                    18,581           491                    2,180                          21,252
    General and administrative                 15,740           237                    1,776          $    66 (d)     18,150
                                                                                                          331 (e)
    Non-recurring acquisition abandonment         335                                                                    335
    Model home reserve                            284                                                                    284
                                            ---------       -------                ---------          -------         ------

        Net operating income                    9,296           778                    4,660             (397)        14,337
                                            ---------       -------                ---------          -------         ------
Other expense (income):
    Interest                                    2,422             4                      261                           2,687
    Minority interest                               6                                                                      6
    Other, net                                   (988)          (38)                    (102)                         (1,128)
                                            ---------       -------                ---------          -------         ------

Income before provision for income taxes        7,856           812                    4,501             (397)        12,772
Provision for income taxes                      3,016                                                     288 (h)      4,888
                                                                                                        1,584 (i)
                                            ---------       -------                ---------          -------         ------

Net income                                 $    4,840      $    812                $   4,501          $(2,269)       $ 7,884
                                           ==========      ========                =========          =======        =======
Less cumulative preferred dividends                86                                                                  1,136 (j)
                                            ---------                                                                -------
Net income available to common
  shareholders                             $    4,754                                                                $ 6,748
                                           ==========                                                                =======
Net income per share                       $      .38                                                                $   .52
                                           ==========                                                                =======

Weighted average shares outstanding        12,466,591                                                             13,067,515(l)
                                           ==========                                                             ==========



                  See Notes to Pro Forma Financial Statements.

                            THE FORTRESS GROUP, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Pro Forma Statements of Operations Adjustments

The pro forma statements of operations adjustments have been prepared to reflect the merger of the Combined Predecessor companies, operating expenses of the Fortress corporate organization, the sale of Genesee Custom, the acquisition of Landmark, the acquisition of Hutson and the acquisition of Galloway.

(a) Adjustment to remove the results of operations of Genesee Custom due to the sale of the division with an effective date of July 1, 1996.

(b) Adjustment to record amortization of goodwill for the period January 1, 1996 through August 31, 1996 associated with the purchase of Landmark on a straight-line basis over fifteen years.

(c) Adjustment of $644,000 for the year ended December 31, 1996, to reflect increased expenses for corporate operating activities related to the newly formed public entity.

(d) Amortization of goodwill associated with the purchase of Hutson on a straight-line basis over fifteen years.

(e) Amortization of goodwill associated with the purchase of Galloway on a straight-line basis over twenty years.

(f) Adjustments to reduce minority interest expense by approximately $98,000 for the year ended December 31, 1996, as a result of the Company's buyout in May 1996 of the minority interest holding in one of its consolidated joint venture partnerships.

(g) Adjustments to calculate the provision for income taxes on the combined pro forma results at the effective statutory tax rates applicable for each of the Founding Builders and Landmark as if they had been subject to the effective Federal statutory income tax rate throughout the period.

(h) Adjustment to reflect the calculation of a provision for income taxes for Hutson resulting from pre-tax income net of pro forma adjustments at the effective statutory tax rates applicable for each adjustment.

(i) Adjustment to reflect the calculation of a provision for income taxes for Galloway resulting from pre-tax income net of pro forma adjustments at the effective statutory tax rates applicable for each adjustment.

(j) Adjustments to reduce net income to determine earnings per share as follows: (1) Reductions of $110,000 for the year ended December 31, 1996 and $82,500 for the nine months ended September 30, 1997 to reflect the 11% cumulative preferred dividend based on the net liquidation value of the 11% cumulative, convertible preferred stock issued at $100 per share ($.01 par value). The net liquidation value of $1 million reflects the Company's approval effective July 1, 1996, to redeem 10,000 shares of the originally issued and authorized 20,000 shares in connection with the sale of Genesee Custom. [See Note 1(a).]

         (2) Reductions of $1,404,000 for the year ended December 31, 1996 and $1,053,000 for the nine months ended September 30, 1997 to reflect the 12% cumulative preferred dividend based on the net liquidation value of the Class AA preferred stock issued at $100 per share ($.01 par value). The net liquidation value of $11,700,000 million reflects the Company's sale of 11,700 shares of Class AA preferred stock to Prometheus Builders to finance the Galloway transaction.

(k) The weighted average number of common shares outstanding used to calculate pro forma net income per share based on the estimated average number of shares of common stock and common stock equivalents of the pro forma consolidated company outstanding during the periods presented is as follows:
                                                                 Year ended
                                                              December 31, 1996
                                                              -----------------


          Shares issued by Fortress prior to the
            Common Stock Offering                                 2,230,500

          Shares issued to the stockholders of the
            Founding Builders                                     6,233,875

          Weighted average outstanding shares issued
            to the public in the offerings                        1,990,089

          Common stock equivalent of preferred shares
            issued in the Hutson and Galloway acquisitions        1,288,540
                                                                 ----------
                                                                 11,743,004
                                                                 ==========

(l) The weighted average number of common shares outstanding used to calculate pro forma net income per share based on the estimated average number of shares of common stock and common stock equivalents of the pro forma consolidated Company outstanding during the periods presented is as follows:
                                                               Nine Months Ended
                                                              September 30, 1997
                                                              ------------------
          Shares issued by Fortress prior to the
            Common Stock Offering                                  2,230,500

          Shares issued to the stockholders of the
            Founding Builders                                      6,233,875

          Weighted average outstanding shares issued
            to the public in the offerings                         3,287,517

          Weighted average restricted shares issued by
            the Company subsequent to the offerings                   27,083

          Common stock equivalent of preferred shares
            issued in the Hutson and Galloway acquisitions         1,288,540
                                                                  ----------
                                                                  13,067,515
                                                                  ==========

                                   SIGNATURES

                   Pursuant to the requirements of the Securities and Exchange Act of 1934, the Reigistrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           THE FORTRESS GROUP, INC.


     Dated:  November 10, 1997             By:  /s/ Jamie M. Pirrello
                                                ---------------------
                                                Jamie M. Pirrello
                                                Chief Financial Officer